Exhibit 99.1
Press Release
August 14, 2008
HARMAN INTERNATIONAL REPORTS STRONG SALES; EARNINGS REMAIN CHALLENGING
•	Net sales increase 17% for fourth quarter; 16% for full year

•	Cash from operations increases 47% for the year to $317 million

•	Record sales and earnings for Professional Division

•	Company announces $400 million “STEP Change” savings program to improve earnings
Contact:
Robert V. Lardon
Vice President, Strategy & Investor Relations
203.328.3517
rlardon@harman.com
WASHINGTON, D.C., August 14, 2008 – Harman International Industries, Incorporated (NYSE: HAR) today announced results for the fourth quarter and fiscal year ended June 30, 2008. For the fiscal year net sales were $4.113 billion, an increase of 16 percent compared to the prior year. Exclusive of foreign currency, net sales were 8 percent higher than the prior year. Earnings per diluted share for the year were $1.73 compared to $4.72 last year. Excluding restructuring, merger-related costs, and non-recurring tax items, non-GAAP earnings per diluted share were $2.35 for the year compared to $4.14 last year.
Net sales for the fourth quarter were $1.067 billion, a 17 percent increase compared to $911 million for the same period last year. Earnings per diluted share in the fourth quarter were $0.54 compared to $1.58 in the same period last year. Excluding restructuring, merger-related costs, and non-recurring tax items, non-GAAP earnings per diluted share were $0.68 for the fourth quarter compared to $0.98 for the same period last year.
“We experienced another year of strong revenue growth in fiscal 2008, but our focus continues to be on execution and operational excellence to improve the bottom line,” said Dinesh Paliwal, Chairman and Chief Executive Officer. “We have strengthened our executive management team and we’ve taken aggressive actions to improve our cost base and global competitiveness. This includes changes to our manufacturing footprint, procurement, technology portfolio, and talent management. We are not satisfied with our earnings performance, but we are confident the actions we are taking will position Harman International to achieve strong results long-term.”

FY 2008 Key Figures – The Company	Three Months Ended June 30				Twelve Months Ended June 30
			Increase				Increase
			(Decrease)				(Decrease)
			Including	Excluding			Including	Excluding
			Currency	Currency			Currency	Currency
$ millions (except per share data)	Q4 08	Q4 07	Changes	Changes	2008	2007	Changes	Changes
Net sales	1,067	911	17%	7%	4,113	3,551	16%	8%
Gross profit	283	299	(5%)		1,109	1,211	(8)%
Percent of net sales	26.5%	32.8%			27.0%	34.1%
Operating income before charges[2]	55	90			199	397
Operating income as % of net sales[2]	5.1%	9.9%			4.8%	11.2%
Restructuring & merger-related costs	12	9			60	11
Operating income after charges	43	81	(47%)	(53%)	139	386	(64%)	(68%)
Operating income as a % of net sales	4.0%	8.9%			3.4%	10.9%
Net income on GAAP basis	32	105	(70%)	(73%)	108	314	(66%)	(69%)
GAAP diluted earnings per share	0.54	1.58			1.73	4.72
Non-GAAP diluted earnings per share[1,2]	0.68	0.98			2.35	4.14
Shares outstanding — diluted (in millions)	58.8	66.4			62.2	66.5

[1]	Adjusted for costs associated with the Company’s restructuring program.

[2]	Non-GAAP measure. See the reconciliation of Non-GAAP measures later in this release.
Summary of Operations – Full Year and Q4
Each of the Company’s three divisions had higher net sales in fiscal 2008 compared to the prior year. Automotive net sales for the fiscal year were $2.970 billion, an increase of 19 percent compared to the prior year. Consumer net sales were $531 million, an increase of 7 percent compared to the prior year. Professional net sales were $611 million, an increase of 9 percent compared to the prior year. Exclusive of foreign currency, Automotive net sales were up 9 percent, Consumer net sales were flat and Professional net sales were up 7 percent compared to prior year. The strong growth in net sales was primarily due to full ramp-up of an infotainment system for Chrysler, higher infotainment systems sales to European automakers and higher sales of professional audio products.
Net sales in the fourth quarter increased 17 percent compared to the same period last year. The sales growth was primarily driven by Automotive and Professional. Consumer net sales in the quarter were lower across multiple product categories in the U.S. due to general economic weakness and increased competition in the multimedia market.
Gross profit margin in fiscal 2008 was 27.0 percent, a decrease of 7.1 percentage points compared to the prior year. The decrease in gross profit margin was primarily related to several new Automotive platform launches, called “Start of Production” (SOPs), which start their life cycle at their lowest margins, increased shipments of lower margin mid-level infotainment systems to Automotive customers, higher Automotive warranty costs that included a significant charge in the third quarter, and lower Consumer margins.
Gross profit in the fourth quarter, as a percentage of net sales, decreased 6.3 percentage points to 26.5 percent. The gross margin decline was primarily attributed to the Automotive Division for the same reasons as noted for the full year.
Fiscal 2008 operating income was $139 million or 3.4 percent of net sales. This represents a decrease of 7.5 percentage points compared to the prior year. The decrease in operating income was primarily driven by lower gross profit margin, restructuring charges, higher warranty costs, continued high R&D to support the record number of launches in our Automotive Division, and expenses related to the merger termination. Operating income for the quarter ended June 30, 2008 was $43 million, or 4.0 percent of sales, compared to operating income of $81 million, or 8.9 percent of sales, in the same period a year ago.  The decrease in operating income was primarily attributed to the Automotive Division for the same reasons as noted for the full year and lower margins in the Consumer Division.
Our fiscal 2008 effective tax rate was 13.8 percent. The effective tax rate was lower than last year due to a lower German tax rate and lower worldwide income that reduced the current tax liability. Also, in fiscal 2008 we settled a German tax audit on terms favorable to our previous estimates. Exclusive of restructuring and merger costs recorded during fiscal 2008, the tax rate was 20.9 percent.
Foreign currency translation positively impacted both full year and quarterly results as the Euro averaged $1.47 in the full year 2008 compared to $1.31 prior year and $1.56 in the fourth quarter compared to $1.35 in the same period last year. As a result, foreign currency translation improved full year sales by approximately $275 million and fourth quarter sales by approximately $82 million.  Accordingly, the positive impact on earnings per diluted share was $0.53 for the full year and $0.19 for the quarter.
Net cash provided by operating activities in fiscal 2008 was $317 million, an increase of 47 percent compared to last year.  The increase in operating cash flows was primarily due to improved working capital management. Capital expenditures for the fiscal year were $139 million compared to $175 million last year.
Automotive Division – Full Year and Q4

FY 2008 Key Figures - Automotive	Three Months Ended June 30				Twelve Months Ended June 30
			Increase				Increase
			(Decrease)				(Decrease)
			Including	Excluding			Including	Excluding
			Currency	Currency			Currency	Currency
$ millions	Q4 08	Q4 07	Changes	Changes	2008	2007	Changes	Changes
Net sales	788	635	24%	12%	2,970	2,493	19%	9%
Gross profit	191	211	(10%)		746	873	(15%)
Percent of net sales	24.2%	33.3%			25.1%	35.0%
Operating income before charges[2]	40	69	(42%)		149	346	(57%)
Operating income as % of net sales[2]	5.1%	10.9%			5.0%	13.9%
Restructuring & merger-related costs	8	4			29	6
Operating income after charges	32	65	(51%)	(56%)	120	340	(65%)	(67%)
Operating income as a % of net sales	4.1%	10.3%			4.1%	13.6%

[2]	Non-GAAP measure. See the reconciliation of Non-GAAP measures later in this release.
Automotive net sales for the fiscal year were $2.970 billion, an increase of 19 percent compared to the prior year. Gross profit margin in fiscal 2008 was 25.1 percent, a decrease of 9.9 percentage points compared to the prior year. Fiscal 2008 operating income, excluding restructuring charges, was $149 million or 5.0 percent of net sales. This represents a decrease of 8.9 percentage points compared to the prior year.
Automotive net sales for the quarter ended June 30, 2008 grew 24 percent from the same period a year ago. Excluding currency effects, sales were 12 percent higher compared to the same period last year. Sales continued to be strong to key automotive customers including Audi, BMW, Chrysler, and Hyundai.
Gross profit in the fourth quarter, as a percentage of sales, fell by 9.1 percentage points to 24.2 percent from the same period a year ago. The gross margin decline was a result of higher warranty costs and product mix changes. The warranty expense in the current quarter was substantially higher than in the same period last year. In addition, a higher portion of sales were generated by new platform launches (SOPs) which typically start their life cycle at their lowest margins. Gross profit also included $3 million of accelerated depreciation related to restructuring programs. Automotive operating income for the quarter, as a percentage of net sales, was down 6.2 percentage points primarily due to the gross margin decline and restructuring charges. In the fourth quarter, the Company’s Automotive Division recorded $8 million of restructuring charges, of which

$3 million were included in cost of sales and $5 million were included in selling, general and administrative expense, as the Company moved to consolidate its Automotive manufacturing footprint.
As previously reported, the Automotive Division continues to incur high engineering costs as it implements 13 new infotainment platform launches, a record number for the Company. Despite this challenge, model launches progressed well. In the fourth quarter, the Company launched infotainment systems for Audi, BMW and Porsche. In addition, we were selected by Ferrari S.p.A. as the Italian Automaker’s Technology Award winner for 2008. This award demonstrates Harman International’s high standards of excellence, technology, innovation and product development in partnership with Ferrari, for whom Harman provides navigation and entertainment systems on most current models. Harman was also recently selected as the infotainment supplier for Ferrari’s new “California” model.
We took several actions in the fourth quarter to strengthen our automotive business for the future, including:
•	We signed a global alliance with Bowers & Wilkins, a leading manufacturer of high-performance loudspeakers based in the United Kingdom. The agreement appoints Harman International as exclusive global representative for future applications of Bowers & Wilkins’ technologies to the automotive OEM sector.

•	We recently announced an upgraded Harman Kardon sound system for the new generation of the Mercedes-Benz CLS, which provides concert-hall atmosphere in a luxury coupe.

•	We extended our relationship with NAVTEQ, the leading provider of digital maps for vehicle and location-based applications. This agreement ensures technical cooperation with an emphasis on leveraging connected capabilities and automotive integration and includes joint offerings in Russia, China, Korea, and other emerging markets.

•	We unveiled the details of our new infotainment platform with Audi. The latest generation MMI 3G infotainment system will debut in the new Audi Q5 compact crossover vehicle during the fall of 2008.
Consumer Division – Full Year and Q4

FY 2008 Key Figures - Consumer	Three Months Ended June 30				Twelve Months Ended June 30
			Increase				Increase
			(Decrease)				(Decrease)
			Including	Excluding			Including	Excluding
			Currency	Currency			Currency	Currency
$ millions	Q4 08	Q4 07	Changes	Changes	2008	2007	Changes	Changes
Net sales	115	124	(7%)	(13%)	531	498	7%	0%
Gross profit	24	29	(16%)		124	126	(2%)
Percent of net sales	20.9%	23.4%			23.4%	25.4%
Operating income before charges[2]	(6)	2	N/M		1	15	N/M
Operating income as % of net sales[2]	(4.9%)	1.3%			0.3%	3.0%
Restructuring & merger-related costs	2	0			8	1
Operating income after charges	(8)	2	N/M	N/M	(7)	14	N/M	N/M
Operating income as a % of net sales	(7.3%)	1.3%			(1.4%)	2.7%

[2]	Non-GAAP measure. See the reconciliation of Non-GAAP measures later in this release.

N/M = Not meaningful.

Consumer net sales for the fiscal year were $531 million, an increase of 7 percent compared to the prior year. Gross profit margin in fiscal 2008 was 23.4 percent, a decrease of 2.0 percentage points compared to the prior year. Fiscal 2008 operating income, excluding restructuring charges, was $1 million or 0.3 percent of net sales. This represents a decrease of 2.7 percentage points compared to the prior year.
Consumer net sales for the quarter ended June 30, 2008 decreased $8 million, or 7 percent, compared to the same period last year. Excluding currency effects, fourth quarter sales were 13 percent lower than the same period in fiscal 2007. The sales decline was primarily due to general economic weakness in the US.
Gross profit in the fourth quarter, as a percentage of sales, fell by 2.5 percentage points to 20.9 percent from the same period a year ago. The gross margin decline was a result of the general market decline in the US, delay in some of the new product launches and liquidation of older model PNDs. The quarter resulted in an operating loss of $8 million, compared to $2 million in operating income in the prior year period, due mainly to gross margin decline and restructuring charges.
Professional Division – Full Year and Q4

FY 2008 Key Figures - Professional		Three Months Ended June 30			Twelve Months Ended June 30
			Increase				Increase
			(Decrease)				(Decrease)
			Including	Excluding			Including	Excluding
			Currency	Currency			Currency	Currency
$ millions	Q4 08	Q4 07	Changes	Changes	2008	2007	Changes	Changes
Net sales	164	153	7%	4%	611	561	9%	7%
Gross profit	69	60	15%		243	217	12%
Percent of net sales	41.9%	39.2%			39.8%	38.7%
Operating income before charges[2]	32	25	28%		98	81	21%
Operating income as % of net sales[2]	19.6%	16.3%			16.0%	14.4%
Restructuring & merger-related costs	0	0			6	0
Operating income after charges	32	25	29%	25%	92	81	13%	11%
Operating income as a % of net sales	19.6%	16.3%			15.0%	14.4%

[2]	Non-GAAP measure. See the reconciliation of Non-GAAP measures later in this release.
Professional net sales for the fiscal year were $611 million, an increase of 9 percent compared to the prior year. Gross profit margin in fiscal 2008 was 39.8 percent, an increase of 1.1 percentage points compared to the prior year. Fiscal 2008 operating income, excluding restructuring charges, was $98 million or 16.0 percent of net sales. This represents an increase of 1.6 percentage points compared to the prior year.
Professional net sales for the quarter ended June 30, 2008 were 7 percent higher than the same period last year. Excluding currency effects, fourth quarter sales were 4 percent higher than the same period in fiscal 2007. The increase in net sales was a result of several new product launches.
Gross profit in the fourth quarter, as a percentage of sales, increased 2.7 percentage points due to more favorable sales mix of higher margin products that use our proprietary HiQnet software protocol. Professional operating income, as a percentage of sales, was up 3.3 percentage points to 19.6 percent due to gross margin improvement and tighter control of operating expenses.
The fourth quarter marked another successful period for the Company’s Professional Division. In June, an all-Harman International system was installed at Lucas Field, home of the Indianapolis Colts, in preparation for the 2008 NFL season. Further, the Professional Division was selected by Panasonic Systems Integration for cinema audio at Planet Hollywood Resort and Casino in Las Vegas. Of particular note, Harman

International provided professional sound systems for more than a dozen major Olympic venues in China, including the remarkable Olympic opening ceremony from the “Bird’s Nest” Stadium in Beijing.
Strategic Initiatives
The Company initiated a detailed five-year strategic planning process which addresses cost base and global competitiveness, including manufacturing footprint, procurement, technology portfolio, emerging market growth, and talent management. Plan highlights include defined reductions in the number of manufacturing, engineering and operating locations, global footprint optimization, and improved processes for forecasting, quality and risk management. As part of our implementation, the Company launched on July 1, 2008 a sweeping cost and productivity improvement program called “STEP Change.” This 24-month program, which is inclusive of previously announced initiatives, is expected to yield $400 million in sustainable annual savings beyond fiscal year 2010. The Company’s compensation program will incorporate a global footprint metric to support this strategic direction.
As previously announced, restructuring of the Company’s Automotive footprint was accelerated with the notification of plant closings in Northridge, California and Martinsville, Indiana. The Company also closed its Consumer manufacturing facility in Bedford, Massachusetts. The Company has started the transfer of JBL production from Northridge, California to our plant in Tijuana, Mexico. We have also down-sized our factory in Motala, Sweden and closed our operations in South Africa. As previously mentioned, our PND business has been re-positioned and is exclusively focused on the Automotive aftermarket premium sector.
We also took several actions to outsource non-core activities. Highlights included outsourcing global IT infrastructure to Wipro Technologies and warehousing/distribution operations for Consumer and Professional Divisions to Ryder System.
We significantly expanded our manufacturing facilities in Tijuana, Mexico and Szekesfehervar, Hungary, and have opened a world-class factory in Suzhou, China.
Complementing these initiatives, we launched a detailed market opportunity assessment and channel strategy for China to accelerate the penetration of its premium brands and products in this large, fast-growing region.
Harman International and its employees continue an active tradition of corporate social responsibility. The Company and its employees contributed generously to assist those impacted by natural disasters in China, Myanmar and the United States. Harman International was the Presenting Sponsor at an annual fundraiser organized by the Dream Foundation, the largest national non-profit organization for granting wishes to adults with life-limiting illness.
In May, Dinesh C. Paliwal was elected Chairman of the Board of Directors, succeeding Dr. Sidney Harman, Harman International founder. Mr. Paliwal assumed the post of Chairman and Chief Executive Officer on July 1, 2008. Mr. Paliwal previously served as President, Chief Executive Officer and Vice Chairman.
“Fiscal 2009 will be another challenging year as we continue to execute a record number of new launches and restructure our operations to ensure our global leadership as the premium provider of infotainment and audio systems,” said Paliwal. “We remain committed to complementing our top-line growth with focused improved earnings.”

Investor Call on August 14, 2008
At 4:30 p.m. EDT today, Harman International management will host an analyst and investor conference call to discuss the fiscal 2008 fourth quarter and full year results and management’s outlook for future periods. Those who wish to participate in the call should dial (877) 260-8899 (US) or +1 (612) 332-0819 (International), and reference Harman International.
A replay of the call will also be available beginning at approximately 6:30 p.m. EDT. The replay will be available through August 28, 2008. To listen to the replay, dial (800) 475-6701 (US) or +1 (320) 365-3844 (International), Conference Access Code No.: 956748.
AT&T will also be web-casting the presentation. The web-cast can be accessed at http://65.197.1.5/att/confcast, enter the Conference ID No. 956748 and click Go. There will also be a link to the web-cast at www.harman.com. Participation through the web-cast will be in listen-only mode. If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118 (US) or +1 (678) 749-8002 (International).
General Information
Harman International (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment products for the automotive, consumer and professional markets. The Company maintains a strong presence in the Americas, Europe and Asia and employs more than 11,000 people worldwide. The Harman International family of brands spans some 15 leading names including AKG®, Audioaccess®, Becker®, BSS®, Crown®, dbx®, DigiTech®, Harman Kardon®, Infinity®, JBL®, Lexicon®, Mark Levinson®, Revel®, QNX®, Soundcraft® and Studer®. The Company’s stock is traded on the New York Stock Exchange under the Symbol HAR.
A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release.

Forward-Looking Information
Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to (1) our ability to successfully implement our strategic initiatives and to achieve the intended benefits of those initiatives; (2) changes in consumer confidence and general economic conditions in the U.S. and Europe; (3) the effect of changes in consumer confidence; (4) a change in interest rates and availability of financing affecting consumer spending; (5) automobile industry sales and production rates; (6) our ability to effectively implement our restructuring programs and to realize the intended benefits of these programs; (7) fluctuations in currency exchange rates; (8) the loss of one or more significant customers, including our automotive customers; (9) model-year changeovers and customer acceptance in the automotive industry; (10) our ability to satisfy contract performance criteria at expected profit margins; (11) availability of key components for the products we manufacture; (12) customer acceptance of our consumer and professional products; (13) competition in the automotive, consumer or professional markets in which the Company operates, including pricing pressures for our products; (14) the outcome of pending or future litigation and other claims, including, but not limited to the current stockholder and ERISA lawsuits or any claims or litigation arising out of our business, labor disputes at our facilities and those of our customers or common carriers; and (15) other risks detailed in Harman International’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, the Form 10-Q for the three months ended March 31, 2008 and other filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted except per share amounts)
(unaudited)

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales	$1,067,263	911,113	4,112,503	3,551,144
Cost of sales	784,689	612,209	3,003,097	2,339,938

Gross profit	282,574	298,904	1,109,406	1,211,206

Selling, general and administrative expenses	239,752	217,478	970,905	824,819

Operating income	42,822	81,426	138,501	386,387

Other expenses:
Interest expense, net	2,700	523	8,648	1,500
Miscellaneous, net	1,924	794	5,369	2,682

Income before income taxes	38,198	80,109	124,484	382,205

Income tax expense (benefit), net	6,139	(24,183)	17,119	70,186
Minority interest	333	(631)	(421)	(1,944)

Net income	$31,726	104,923	107,786	313,963

Basic earnings per share	$0.54	1.61	1.75	4.81
Diluted earnings per share	$0.54	1.58	1.73	4.72

Shares outstanding – Basic	58,443	65,196	61,472	65,310
Shares outstanding – Diluted	58,792	66,352	62,182	66,449

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(000s omitted)
(unaudited)

	June 30,	June 30,
	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$223,109	$106,141
Accounts receivable	574,195	486,557
Inventories	390,638	453,156
Other current assets	251,139	187,299

Total current assets	1,439,081	1,233,153

Property, plant and equipment, net	640,042	591,976
Goodwill	436,447	403,749
Other assets	311,355	279,990

Total assets	$2,826,925	$2,508,868

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$—	$1,838
Current portion of long-term debt	639	17,029
Accounts payable	343,780	356,763
Accrued liabilities	562,533	440,351

Total current liabilities	906,952	815,981

Borrowings under revolving credit facility	25,000	55,000
Convertible senior notes	400,000	—
Other long-term debt	2,313	2,661
Other non-current liabilities	152,814	141,185

Total shareholders’ equity	1,339,846	1,494,041

Total liabilities and shareholders’ equity	$2,826,925	$2,508,868

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

					Three
	Three Months Ended				Months Ended
	June 30, 2008				June 30, 2007
	GAAP	Adjustments		Non-GAAP	GAAP
Net sales	$1,067,263	—		1,067,263	911,113
Cost of sales	784,689	(3,836	)(a)	780,853	612,209

Gross profit	282,574	3,836		286,410	298,904

Selling, general and administrative expenses	239,752	(8,257	)(a)	231,495	217,478

Operating income	42,822	12,093	(a)	54,915	81,426

Other expenses:
Interest expense, net	2,700	—		2,700	523
Miscellaneous, net	1,924	—		1,924	794

Income before income taxes	38,198	12,093		50,291	80,109

Income tax expense (benefit), net	6,139	4,078		10,217	(24,183)
Minority interest	333	—		333	(631)

Net income	$31,726	8,015		39,741	104,923

Basic earnings per share	$0.54	0.14		0.68	1.61
Diluted earnings per share	$0.54	0.14		0.68	1.58

Shares outstanding — Basic	58,443	58,443		58,443	65,196
Shares outstanding — Diluted	58,792	58,792		58,792	66,352

(a)	Restructuring charges in the aggregate amount of $12.1 million were recorded during the fourth quarter to increase efficiency in manufacturing, engineering and administrative operations.
Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements accompanying this press release with a better understanding of our restructuring charges incurred during the fourth quarter of fiscal 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

					Fiscal
	Fiscal Year Ended				Year Ended
	June 30, 2008				June 30, 2007
	GAAP	Adjustments		Non-GAAP	GAAP
Net sales	$4,112,503	—		4,112,503	3,551,144
Cost of sales	3,003,097	(3,836	)(a)	2,999,261	2,339,938

Gross profit	1,109,406	3,836		1,113,242	1,211,206

Selling, general and administrative expenses	970,905	(56,233	)(a)	914,672	824,819

Operating income	138,501	60,069		198,570	386,387

Other expenses:
Interest expense, net	8,648	—		8,648	1,500
Miscellaneous, net	5,369	—		5,369	2,682

Income before income taxes	124,484	60,069		184,553	382,205

Income tax expense, net	17,119	21,530		38,649	70,186
Minority interest	(421)	—		(421)	(1,944)

Net income	$107,786	38,539		146,325	313,963

Basic earnings per share	$1.75	0.63		2.38	4.81
Diluted earnings per share	$1.73	0.62		2.35	4.72

Shares outstanding — Basic	61,472	61,472		61,472	65,310
Shares outstanding — Diluted	62,182	62,182		62,182	66,449

(a)	During the fiscal year ended June 30, 2008, restructuring charges in the amount of $46.2 million were recorded to increase efficiency in manufacturing, engineering and administrative operations. Additionally, $13.8 million in merger costs, principally investment banking and professional fees, related to our terminated merger agreement with affiliates of Kohlberg Kravis Roberts & Co. L.P. and GS Capital Partners were recorded in the fiscal year ended June 30, 2008.
Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements accompanying this press release with a better understanding of our restructuring and merger related costs incurred during fiscal year 2008. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

	Three Months Ended
	June 30, 2007
	GAAP	Adjustments		Non-GAAP
Net sales	$911,113	—		911,113
Cost of sales	612,209	—		612,209

Gross profit	298,904	—		298,904

Selling, general and administrative expenses	217,478	(8,388	)(a)	209,090

Operating income	81,426	8,388		89,814

Other expenses:
Interest expense, net	523	—		523
Miscellaneous, net	794	—		794

Income before income taxes	80,109	8,388		88,497

Income tax expense (benefit), net	(24,183)	48,530	(b)	24,347
Minority interest	(631)	—		(631)

Net income	$104,923	(40,142)		64,781

Basic earnings per share	$1.61	(0.62)		0.99
Diluted earnings per share	$1.58	(0.60)		0.98

Shares outstanding — Basic	65,196	65,196		65,196
Shares outstanding — Diluted	66,352	66,352		66,352

(a)	Restructuring charges in the amount of $4.6 million were recorded during the fourth quarter to increase efficiency in manufacturing and engineering. We also incurred $3.8 million in merger-related costs during the period.

(b)	Income tax expense includes $46.7 million of tax items, net, resulting from a recent court decision that allows certain tax payers to recognize foreign tax credits. The tax effects of the restructuring charges and merger costs were $1.6 million and $0.2 million, respectively.
Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements accompanying this press release with a better understanding of our restructuring charges incurred during the fourth quarter of fiscal 2007. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(000s omitted except per share amounts)
(unaudited)

	Fiscal Year Ended
	June 30, 2007
	GAAP	Adjustments		Non-GAAP
Net sales	$3,551,144	—		3,551,144
Cost of sales	2,339,938	—		2,339,938

Gross profit	1,211,206	—		1,211,206

Selling, general and administrative expenses	824,819	(10,879	)(a)	813,940

Operating income	386,387	10,879		397,266

Other expenses:
Interest expense, net	1,500	—		1,500
Miscellaneous, net	2,682	—		2,682

Income before income taxes	382,205	10,879		393,084

Income tax expense, net	70,186	49,413	(b)	119,599
Minority interest	(1,944)	—		(1,944)

Net income	$313,963	(38,534)		275,429

Basic earnings per share	$4.81	(0.59)		4.22
Diluted earnings per share	$4.72	(0.58)		4.14

Shares outstanding — Basic	65,310	65,310		65,310
Shares outstanding — Diluted	66,449	66,449		66,449

(a)	Restructuring charges in the amount of $7.1 million were recorded during fiscal 2007 to increase efficiency in manufacturing and engineering. We also incurred $3.8 million in merger-related costs during the period.

(b)	Income tax expense includes $46.7 million of tax items, net, resulting from a recent court decision that allows certain tax payers to recognize foreign tax credits. The tax effects of the restructuring charges and merger costs were $2.5 million and $0.2 million, respectively.
Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of the financial statements accompanying this press release with a better understanding of our restructuring and merger related costs incurred during fiscal year 2007. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.